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Compaq Computer Corporation Public Relations Department	P.O. Box 692000 Houston, Texas 77269-2000 Tel 281-514-0484 Fax 281-514-4583 http://www.compaq.com	News Release

FOR IMMEDIATE RELEASE

Compaq Announces Fourth Quarter,

Full Year 1999 Results

             HOUSTON, Jan. 25, 2000 - Compaq Computer Corporation (NYSE: CPQ) today announced worldwide revenue of $10.5 billion for the fourth quarter ended December 31, 1999, a decrease of 4 percent (1 percent at constant currency) compared with the fourth quarter of 1998 and an increase of 14 percent sequentially. Compaq reported fourth quarter 1999 net income totaling $332 million, or $0.19 per diluted common share, compared with $758 million, or $0.43 per diluted common share, in the year-earlier period.

             In the fourth quarter, the company began to realize the benefits from its strategic investment portfolio. These benefits included a net gain of $50 million (after tax) in other income.

             "During the second half of this year we took aggressive action to return Compaq to profitable growth, and fourth quarter results reflect our initial success where it matters most - in the marketplace," said Michael Capellas, Compaq President and Chief Executive Officer.

             "At the same time, we focused the company on a clear strategy to secure our global leadership in providing Internet infrastructure, access, services, and solutions. We are beginning to see significant progress in the implementation of that strategy, including the launch of innovative products like our new iPaq access device, partnerships in new areas such as our global alliance with Cable & Wireless, and major account wins with companies like America Online, Merrill Lynch, and Volkswagen. We also took steps to increase our direct capabilities by agreeing to acquire key custom configuration and direct delivery assets from Inacom," said Capellas. "While we have much work to do, the positive response from customers and partners, coupled with the renewed energy of our employees, clearly indicates we are building positive momentum."

Business Overview

             In the Enterprise Solutions and Services Group (ESSG), revenue was $5.3 billion, down 3 percent year over year and up 8 percent sequentially. Segment operating income was $714 million, a decrease of 17 percent year over year, and an increase of 19 percent sequentially. Overall, fourth quarter ESSG operating income was 13 percent of revenue. The enterprise business represented 51 percent of Compaq's revenue in the fourth quarter.

             Enterprise product revenue was approximately $3.5 billion, a decline of 5 percent year over year, and an increase of 7 percent sequentially. On a sequential basis, the Industry Standard Server Division showed revenue growth of 13 percent. Storage products grew 6 percent, underscored by a growing external storage business, and the Business Critical Server Division grew 5 percent.

             Service revenue was $1.8 billion, an increase of 3 percent year over year, and 9 percent sequentially.

             "We experienced strong sequential growth in the fourth quarter in all segments of our enterprise business," said Capellas. "This clearly indicates the growing market acceptance of Compaq's high end systems, solutions, and services which customers are demanding to build non-stop, 24x7 Internet computing environments."

             The Commercial Personal Computing Group's revenue was $3.1 billion, a decrease of 19 percent from the fourth quarter 1998 and an increase of 15 percent sequentially. The Commercial PC Group reported an operating loss of $79 million for the fourth quarter, compared to a loss of $169 million in the third quarter, and an operating profit of $157 million in the fourth quarter of 1998. Commercial PC products accounted for 30 percent of Compaq's revenue in the fourth quarter.

             "We made significant progress in our Commercial PC business, cutting the loss in half from the previous quarter, and taking several steps to reposition the group for profitable growth, including our recent agreement with Inacom," said Capellas. "The Inacom assets will enable Compaq to accelerate our direct programs, especially in the important major account and small and medium business markets. With this recent agreement to purchase key Inacom assets, the introduction of our iPaq Internet device, and the forthcoming launch of Microsoft's Windows 2000 operating system, I am confident that our Commercial PC group is well positioned to return to profitable growth this year."

             Compaq's Consumer Group posted record revenue of $2 billion, up 24 percent from fourth quarter 1998 and 34 percent sequentially. Segment operating income was $69 million, compared to $64 million in the fourth quarter of 1998, and $65 million in the third quarter. The consumer business represented 19 percent of the company's revenue in the fourth quarter.

             In the fourth quarter, the Consumer business achieved unit growth of 40 percent year over year. Compaq's continued strategy of expansion into overseas markets resulted in notable performances in Latin America, which grew 98 percent, and the Asia Pacific region, which grew 85 percent.

             In addition, the Consumer Group continued to drive "beyond the box" revenue through Internet access and traffic, with fourth quarter revenue from these sources up 50 percent sequentially.

             "These results, coupled with consistent number one market share position, further reinforce Compaq as the undisputed leader in consumer Internet PCs," said Capellas.

             Other revenue and operating losses generated by business activities not included in the three global business groups' results are comprised primarily of Compaq Financial Services and AltaVista Company. Revenue and operating losses generated by AltaVista are included in the fourth quarter 1998 results, as Compaq sold a majority interest in AltaVista during the third quarter of 1999. The three global business groups' results also do not include corporate and unallocated shared expenses of $268 million in the fourth quarter of 1999, $325 million in the third quarter of 1999 and $177 million in the fourth quarter of 1998.

Business Outlook

             "During the fourth quarter, we made great strides in defining a clear strategy, realigning for success, getting our cost structure in order, and re-energizing employees. In particular, we were able to leverage more than $1 billion in increased revenue from the previous quarter while bringing down operating expenses. We upped the pace in launching new innovative products, signing strategic partnership deals and alliances, and securing major customer wins," said Capellas. "We do not underestimate the challenges ahead, but are confident of our strategy and we are committed to accelerating our progress and delivering steadily increasing value for our shareholders."

Full Year 1999 Results

             Net income for the year ended December 31, 1999 was $569 million, or $0.34 per diluted common share, compared with a net loss of $2.7 billion, or $1.71 per diluted common share, in 1998. Revenue in 1999 totaled $38.5 billion, an increase of 24 percent over the prior year. Compaq's results for 1998 reflect Digital Equipment Corporation operations after June 1998, the date of acquisition, while 1999 results reflect Digital operations for the entire year.

             Compaq's full-year 1999 results include a $1.2 billion (pre-tax) gain from the sale of businesses, partially offset by an $868 million (pre-tax) charge for restructuring and related charges. Included in full year 1998 results is a one-time charge for purchased in-process technology of $3.2 billion related to the acquisition of Digital and a $393 million (pre-tax) charge for restructuring and asset impairments in connection with the Digital acquisition and the closing of certain Compaq facilities.

             In the Enterprise Solutions and Services Group, full year revenue was $20.1 billion, an increase of 39 percent. Segment operating income for the year was $2.3 billion, an increase of 36 percent. The enterprise business represented 52 percent of Compaq's revenue in 1999.

             Enterprise product revenue was $13.5 billion, an increase of 26 percent year over year. Service revenue was $6.6 billion, an increase of 74 percent over the prior year.

             The Commercial Personal Computing Group reported full year revenue of $12.2 billion, an increase of 3 percent. The Commercial PC group reported an operating loss of $448 million for the year, versus a loss of $46 million in the prior year. The Commercial PC group accounted for 32 percent of Compaq's revenue in 1999.

             Compaq's Consumer Group posted record revenue of $6 billion in 1999, an increase of 22 percent. Segment operating income for the year was $262 million, an increase of 43 percent. The consumer business represented 16 percent of the company's revenue in 1999.

             Other revenue and operating losses generated by business activities not included in the three global business groups' results are comprised primarily of AltaVista and Compaq Financial Services. The three business groups' results also do not include corporate and unallocated-shared expenses of $1.3 billion for the full year 1999 and $819 million for the full year 1998.

Company Background

             Compaq Computer Corporation, a Fortune Global 100 company, is the second-largest computer company in the world and the largest global supplier of computer systems. Compaq develops and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, enterprise and network storage solutions, commercial desktop and portable products, and consumer PCs. The Company is an industry leader in environmentally friendly programs and business practices.

             Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products are available at http://www.compaq.com.

Compaq, Registered U.S. Patent and Trademark Office. Product names mentioned herein may be trademarks and / or registered trademarks of their respective companies. This release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include the failure to close the contemplated transaction with Inacom; failure of systems associated with order fulfillment; the failure to close certain contemplated sales; changes in product mix; inventory risks due to shifts in market demand; continued competitive factors and pricing pressures; and market responses to pricing actions and promotional programs. Further information on the factors that could affect Compaq's financial results are included in its SEC filings, including the annual report on Form 10-K for the year ended December 31, 1998, and the latest quarterly report on Form 10-Q for the quarter ended September 30, 1999.

For further information, contact:

Compaq Media Relations Jim Finlaw 281-514-6137 jim.finlaw@compaq.com

Compaq Media Relations Alan E. Hodel 281-518-8932 alan.hodel@compaq.com

Compaq Investor Relations 281-514-9549 OR 800-433-2391 investor.relations@compaq.com

Compaq Computer Corporation Consolidated Balance Sheet (Unaudited)
December 31 (In millions, except par value)	1999	1998

ASSETS

Current assets:
Cash and cash equivalents	$ 2,666	$ 4,091
Short-term investments	636	----
Accounts receivable, net	6,685	6,998
Inventories	2,008	2,005
Deferred income taxes	1,460	1,602
Other assets	394	471
Total current assets	13,849	15,167

Property, plant and equipment, net	3,249	2,902
Other assets, net	10,179	4,982
	$ 27,277	$ 23,051

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings	$ 453	$ ----
Accounts payable	4,380	4,237
Deferred income	972	845
Accrued restructuring costs	1,002	1,110
Other current liabilities	5,031	4,541
Total current liabilities	11,838	10,733

Postretirement and other postemployment benefits	605	545
Commitments and contingencies
Minority interest	----	422
Stockholders' equity:
Preferred stock, $.01 par value
(authorized: 10 million shares; issued: none)
Common stock and capital in excess of $.01 par value
(authorized: 3 billion shares; issued and outstanding:
1,715 and 1,694 million shares, respectively, at December 31, 1999; and
1,698 and 1,687 million shares, respectively, at December 31, 1998)	7,627	7,270
Retained earnings	4,948	4,501
Accumulated comprehensive income (loss)	2,919	(36)
Treasury stock	(660)	(384)
Total stockholders' equity	14,834	11,351
	$ 27,277	$ 23,051

Compaq Computer Corporation
Consolidated Statement of Income
(Unaudited)

Three months ended December 31,			Twelve months ended December 31,
(In millions, except per share amounts)	1999	1998	1999	1998

Revenue:
Products	$ 8,715	$ 9,145	$ 31,902	$ 27,372
Services	1,763	1,714	6,623	3,797
Total revenue	10,478	10,859	38,525	31,169

Cost of sales:
Products	6,915	6,807	25,263	21,383
Services	1,235	1,181	4,535	2,597
Total cost of sales	8,150	7,988	29,798	23,980

Selling, general and administrative expense	1,517	1,561	6,341	4,978
Research and development costs	389	429	1,660	1,353
Purchased in-process technology	----	(38)	----	3,196
Restructuring and related charges	----	----	868	393
Gain on sale of businesses	----	----	(1,182)	----
Other (income) expense, net	(13)	(13)	106	(69)
	1,893	1,939	7,793	9,851

Income (loss) before provision for income taxes	435	932	934	(2,662)
Provision for income taxes	103	174	365	81

Net income (loss)	$ 332	$ 758	$ 569	$ (2,743)

Earnings (loss) per common share:
Basic	$ 0.20	$ 0.45	$ 0.35	$ (1.71)
Diluted	$ 0.19	$ 0.43	$ 0.34	$ (1.71)

Shares used in computing earnings (loss) per
common share:
Basic	1,694	1,682	1,693	1,608
Diluted	1,729	1,742	1,735	1,608

Compaq Computer Corporation Segment Information (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(In millions)	1999	1998	1999	1998

Enterprise Solutions and Services
Revenue	5,326	5,473	20,136	14,488
Operating income	714	862	2,349	1,724
Commercial Personal Computing
Revenue	3,133	3,875	12,185	11,846
Operating income (loss)	(79)	157	(448)	(46)
Consumer
Revenue	1,966	1,582	5,994	4,932
Operating income	69	64	262	183
Other
Revenue	53	(71)	210	(97)
Operating loss	(1)	(12)	(281)	(115)
Consolidated segment totals
Revenue	10,478	10,859	38,525	31,169
Operating income	703	1,071	1,882	1,746

A reconciliation of the company's consolidated segment operating income to consolidated income (loss) before provision for income taxes follows:

Consolidated segment operating income	703	1,071	1,882	1,746
Corporate and unallocated shared expenses	(268)	(177)	(1,262)	(819)
Purchased in-process technology	----	38	----	(3,196)
Restructuring and related charges	----	----	(868)	(393)
Gain on sale of businesses	----	----	1,182	----
Income (loss) before provision for income taxes	435	932	934	(2,662)

Certain prior period amounts have been reclassified in order to conform to the current presentation.